Exhibit 99.1

Homeowners Choice Announces Follow-on Offering

TAMPA, Fla., April 9, 2012 – Homeowners Choice, Inc. (NASDAQ: HCII), a Florida-based insurance holding company, today announced a follow-on public offering of 1,600,000 shares of common stock. All shares are being offered by Homeowners Choice. Homeowners Choice intends to use the net proceeds from this offering for working capital and general corporate purposes.

Houlihan Lokey Capital, Inc. and Sidoti & Co. LLC are acting as joint book-running managers for the offering. Knight Capital Americas, L.P. is acting as co-manager. The underwriters will have an option to purchase up to an additional 240,000 shares of common stock from the Company.

The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The common stock will be offered pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering also has been filed with the Securities and Exchange Commission and is available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement relating to the offering may be obtained from:

Houlihan Lokey Capital, Inc.	Sidoti & Co. LLC
Prospectus Department	Prospectus Department
245 Park Avenue, 20th Floor	317 Madison Avenue, Suite 1410
New York, NY 10167	New York, NY 10017
Telephone: (800) 848-2058	Telephone: (212) 542-4000
E-mail: prospectusdept@hl.com	E-mail: prospectusdept@sidoti.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Homeowners Choice

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty insurance to homeowners, condominium owners and tenants. Founded in 2006, Homeowners Choice serves approximately 118,000 policyholders throughout Florida representing approximately $224 million in annualized premiums. The Company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell Microcap Index. Its warrants trade on the NASDAQ Global Market under the ticker symbol HCIIW. Its Series A Cumulative Redeemable Preferred shares trade on the NASDAQ Capital Market under the ticker symbol HCIIP.

CONTACT:	Media Contact:
Suzie Boland
RFB Communications Group
(813) 259-0345
sboland@rfbcommunications.com

Investor Relations Contact:
Jay Madhu
Homeowners Choice, Inc.
(813) 405-3660
jmadhu@hcpci.com